UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2016

Yahoo! Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-28018	77-0398689
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

701 First Avenue
Sunnyvale, California	94089
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 349-3300

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Preliminary Note:

This Form 8-K/A amends and updates the disclosures made in the Form 8-K filed by Yahoo! Inc. (the “Company”) on February 2, 2016 (the “Original 8-K”).

Item 2.05	Costs Associated with Exit or Disposal Activities

On February 2, 2016, the Company filed the Original 8-K disclosing that it had begun notifying employees impacted by its plans to reduce the Company’s workforce by 15 percent by the end of 2016 and to exit five offices in Dubai, Mexico City, Buenos Aires, Madrid and Milan, subject to applicable laws and consultation processes. At the time of the filing of the Original 8-K, the Company reported that it was unable to estimate the pre-tax cash and non-cash charges and total charges it expected to incur in connection with this action. The Company further subsequently announced that it will also be closing its office in Burbank, California.

The Company now estimates that it will incur pre-tax cash charges of $40 million to $48 million for severance pay expenses and related cash expenditures. The Company estimates that it will incur pre-tax cash charges of $17 million to $21 million related to the consolidation and exit of facilities related to non-cancelable lease costs and other related costs. Non-cancelable lease costs were determined based on the present value of remaining lease payments reduced by estimated sublease income. In addition, the Company estimates that it will incur pre-tax non-cash charges of $6 million to $8 million related to stock-based compensation expense and $1 million related to impairment costs. The Company estimates that it will incur a total of $64 million to $78 million in pre-tax charges, as discussed above, in connection with the planned action.

The Company expects to recognize most of the pre-tax charges in the first quarter of 2016. Approximately $57 million to $69 million of the total charges are expected to result in future cash expenditures.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YAHOO! INC. (Registrant)

By:	/s/ Ken Goldman
	Name:	Ken Goldman
	Title:	Chief Financial Officer

Date: February 26, 2016